Exhibit 99.2

Consent of Director Nominee

uniQure B.V. has filed a Registration Statement on Form F-1 (Registration No. 333-193158) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the initial public offering of ordinary shares of uniQure B.V. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the supervisory board of uniQure B.V. in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ David Schaffer
Name: David Schaffer
Date: January 17, 2014